Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 20, 2013, except for Note 22, as to which the date is September 18, 2013, relating to the consolidated financial statements of Comcast Corporation, appearing in the Current Report on Form 8-K filed on September 18, 2013, and our reports, dated February 20, 2013, on the financial statement schedule of Comcast Corporation and the effectiveness of Comcast Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Comcast Corporation for the year ended December 31, 2012, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Philadelphia, Pennsylvania

September 18, 2013